Exhibit 10.4

SERVICE AGREEMENT
THIS SERVICE AGREEMENT, dated as of December 30, 2016 (this “Agreement”), is entered into by and between 19th Capital Group, LLC, a Delaware limited liability company (“19th Capital”), and Quality Companies, LLC, an Indiana limited liability company (“Quality”).
WHEREAS, 19th Capital is engaged in the business of, among other matters, purchasing, financing, leasing and otherwise dealing with tractors, trailers and other equipment used in the trucking and logistics industry (each a “Vehicle” and collectively, the “Vehicles”), and in the course of its business, 19th Capital from time to time purchases and finances Vehicles from original equipment manufacturers (“OEMs”) and enters into lease/finance arrangements with independent owners-operators (each an “Independent Operator” and collectively, “Independent Operators”), either directly or through partner carrier programs (“PC Managed Fleets”) and commercial trucking companies (each a “Fleet” and collectively the “Fleets”), for the lease and/or financing of Vehicles for use in their commercial trucking businesses;
WHEREAS, Quality is engaged in the business of providing certain administrative, maintenance and other related services with respect to Vehicles and related lease transactions;
WHEREAS, Quality has a network of Independent Operators, PC Managed Fleets, and Fleets which from time to time wish to purchase, finance, and/or lease Vehicles for use in their commercial trucking businesses; and
WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions under which Quality will provide certain administrative, maintenance and other related services for 19th Capital with respect to Vehicles acquired by 19th Capital from OEMs, and the related lease transactions entered into in connection therewith, on the terms and conditions further described in this Agreement.
NOW, THEREFORE, in consideration of the agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1          Definitions.  For purposes of this Agreement, the following words and phrases shall have the following meanings, unless the context clearly requires otherwise:
(a)          “Lease Documents” means, with respect to any Lease Transaction, a lease and/or financing agreement for the financing, acquisition, or lease of one or more Vehicles, as the case may be, by and between 19th Capital, as lessor or lender, and Independent Operators or Fleets, as Lessees/Borrowers, together with any financing statements, schedules, insurance certificates, and any and all agreements, titles, instruments and other documents entered into and executed in connection therewith.

(b)          “Lease Transaction” means a lease or financing transaction arranged by Quality under this Agreement between 19th Capital, as the lessor or lender, and the applicable Independent Operator, PC Managed Fleet, or Fleet, as the Lessee/Borrower, with respect to one or more Vehicles.
(c)          “Lessee/Borrower” means, with respect to each Lease Transaction, the applicable Independent Operator either directly or through PC Managed Fleets or Fleet.
ARTICLE II
LEASING SERVICES
Section 2.1          Vehicle Leasing Plans, Etc.  From time to time during the term of this Agreement, Quality and 19th Capital may develop vehicle leasing or financing plans (each a “Lease Plan”) setting forth the terms for the placement of certain Vehicles under Lease Transactions.  Each Lease Plan shall set forth (i) the number Vehicles to be placed by Quality under such Lease Plan; (ii) the make, model, year and VIN of each such Vehicle (the “Vehicle Description”); (iii) the anticipated timing needs for delivery of such Vehicles; (iv) the names and other identifying information for the applicable Independent Operators, the PC Managed Fleets, and/or Fleets, if available; (v) the financing or leasing terms for the applicable Vehicles, including the term(s) (in months), interest rate or implied interest rate, as applicable, and the monthly payment streams to be derived from the applicable leases (collectively, the “Material Terms”); and (vi) any other material information related to such Lease Plan.  Each Lease Plan shall be subject to review and approval by 19th Capital in its sole discretion.  Each Lease Plan shall be governed by and construed in accordance with the terms of this Agreement; provided, however, that a Lease Plan may contain certain terms and conditions applicable specifically to such Lease Plan, and in the event of a conflict between this Agreement and any applicable Lease Plan, the applicable Lease Plan shall control.  For each approved Lease Plan, 19th Capital may elect to procure the applicable Vehicles from OEMs, on terms and conditions satisfactory to 19th Capital in its sole discretion.
Section 2.2          Leasing Services and Related Matters.  During the term of this Agreement, Quality shall cause the Vehicles acquired by 19th Capital in connection with each Lease Plan to be leased to qualified Lessees/Borrowers in a prudent and efficient manner, as approved by 19th Capital, and shall be responsible for setting up and administering the leasing or financing process, as applicable, through the performance of the following services:
(a)          Credit Review. For each proposed Lease Transaction with a Lessee/Borrower, Quality will coordinate and administer the credit review and application procedures.  Quality shall obtain the following for each Lease Transaction originated by Quality hereunder: (i) a full and complete Lease Transaction application (“Application”) from such prospective Lessee/Borrower, which shall be in substantially the form approved by 19th Capital; (ii) the Vehicle Description for each Vehicle subject to the proposed Lease Transaction; (iii) the proposed Material Terms of the proposed Lease Transaction; (iv) upon request by 19th Capital (and to the extent such information can be reasonably obtained by Quality), such other credit and financial data as 19th Capital may reasonably request (e.g., background check, driving history, safety records, or criminal record investigation); and (v) the credit profile and such other credit and financial data as 19th Capital may require with respect to each proposed Fleet and/or any owner/operator operating under such the PC Managed Fleet or Fleet.  Without limiting the foregoing, 19th Capital requires Quality to obtain (x) a complete driving record and background check to be conducted on each prospective Independent Operator in accordance with all State and Federal regulations for over-the-road delivery for each prospective Independent Operator in order to complete its credit review, and (y) an inquiry on the name(s) of all Lessees/Borrowers (fictitious and otherwise), principals and guarantors as to their identification as a “specially designated national” as defined by the United States Treasury’s Office of Foreign Assets Control (OFAC), utilizing the most recently published OFAC list of Specially Designated Nationals.
(b)          Risk Acceptance Criteria.  All prospective Lessees/Borrowers shall be required to meet 19th Capital’s risk acceptance criteria (“RAC”) as established by 19th Capital from time to time and provided to Quality in writing.  19th Capital may from time to time modify the requirements for credit approval of prospective Lessees/Borrowers on such terms as may be determined by 19th Capital in its sole discretion and provide such modifications to Quality in writing.
(c)          Lease Documents.  With respect to each qualified and approved Lessee/Borrower, Quality will coordinate and administer the preparation, execution and delivery of all applicable Lease Documents, which shall incorporate the terms and conditions for each Lease Transaction (including the Material Terms) in accordance with the applicable Lease Plan. 19th Capital shall provide Quality with forms of its standard Lease Documents to be used for all Lease Transactions. All qualified and approved Lessees/Borrowers shall be required to execute 19th Capital’s standard forms of Lease Documents and all other Lease Documents required by 19th Capital in connection therewith.  19th Capital may from time to time modify its standard forms of Lease Documents as may be determined by 19th Capital in its sole discretion, and 19th Capital shall provide the modified forms of Lease Documents to Quality.  If a Lessee/Borrower requests any material deviation from the standard Lease Documents, all such adjustments must be approved in writing by 19th Capital.  Lease Documents will be signed by an authorized representative of 19th Capital or an authorized representative of Quality, acting as agent of 19th Capital pursuant to a power of attorney which has been duly executed and approved by 19th Capital.  Quality shall provide 19th Capital the originally executed copies of all Lease Documents promptly following the execution thereof and shall maintain an electronic data base of such documents, accessible by 19th Capital at all times.
Section 2.3          Conditions Precedent to the Acceptance of a Lease Transaction. The agreement of 19th Capital to accept any Lease Transaction hereunder shall be subject to the satisfaction of the following conditions precedent, which conditions may change from time to time in 19th Capital’s sole discretion upon written notice to Quality:
(a)          19th Capital’s receipt of all required credit information of each Lessee/Borrower, including, without limitation, a full and complete Application, and Quality’s credit approval of each Lessee/Borrower;
(b)          19th Capital’s receipt of all Lease Documents, which shall have been prepared in accordance with and properly reflect the terms of the applicable Lease Plan, duly executed by the Lessee/Borrower; and

(c)          19th Capital’s confirmation that the Lessee/Borrower has accepted the Vehicle(s) subject to the requested Lease Transaction.
Section 2.4          Representations Regarding Lease Transactions. With respect to each finalized Lease Transaction and the related Lease Documents, Quality represents, warrants and covenants that the following shall be true and correct:
(a)          Each Lease Transaction shall be originated by Quality in the ordinary course of Quality’s business in connection with the lease and/or financing of one or more new or used Vehicles intended for commercial or other business use.
(b)          All credit information concerning the Lessee/Borrower given to Quality and relative to Quality’s evaluation of each applicable Application, has been disclosed to 19th Capital (including information of any fact or circumstance which would constitute a default, or which, with the passage of time or giving of notice, or both, would constitute a default, under any Lease Transaction), and Quality has not altered or withheld any credit information concerning the Lessee/Borrower given to 19th Capital and relative to Quality’s evaluation of such Application.
(c)          Quality’s conduct in soliciting or arranging each Lease Transaction has not violated in any material respect any federal or state law, rule, or regulation.
(d)          Quality has made no representations or warranties to the applicable Lessee/Borrower with respect to any Vehicle, Lease Transaction or Lease Documents, except as may be set forth in the applicable Lease Documents.
Section 2.5          Insurance Matters.  Quality will obtain and provide to 19th Capital, upon request, proof of insurance from each Lessee/Borrower with respect to each Vehicle subject to an active Lease Transaction as required in the applicable Lease Documents.
ARTICLE III
ADMINISTRATIVE SERVICES; MAINTENANCE SERVICES;
REMARKETING AND SALES; REPORTING; ETC.
Section 3.1          Lease Administration.  During the term of this Agreement, Quality shall be responsible for the administration and performance of all Lease Transactions and Lease Documents through performance of the following services according to Quality’s commercially reasonable business judgment:
(a)          administer and enforce all rights and remedies of 19th Capital as the lessor, lender, secured party, payee, beneficiary, seller or creditor under and in the Lease Transactions and Lease Documents, however designated; provided, however, that Quality will not take any action or omit to take any action, which would cause a breach or default under the applicable Lease Documents by 19th Capital or which will cause the Lease Transaction or any related document to become invalid, cancelable, or unenforceable as a result therefrom;
(b)          fulfill and perform all obligations, covenants, liabilities, warranties and duties of 19th Capital in accordance with the terms of the Lease Documents;

(c)          act as billing and collecting agent for the benefit of 19th Capital, including, without limitation, using commercially reasonable efforts to collect and receive all payments due and to become due under the Lease Documents and consistent with the Material Terms of the applicable Lease Plan (including all lease payments, end of term payments or other remittances) on behalf of 19th Capital and remitting the same to 19th Capital weekly each Friday (or, if such day is not a business day, the next business day), in each case by depositing all such payments received into the specified bank accounts of 19th Capital, provided, however, in no event will Quality be responsible for remitting to 19th Capital more than the amounts received by Quality from the Lessees/Borrowers;
(d)          at the direction of 19th Capital, coordinate the payment, as and when due, of all taxes, levies, imposts, duties, fees, or other charges or assessments levied, imposed or assessed against each Vehicle, Lease Transaction, and Lease Document, including any interest, additions or penalties applicable thereto (collectively, “Taxes”), and the filing of all related tax returns, reports and filings required in connection therewith (“Tax Filings”);
(e)          ensure that the Vehicles are properly titled at all times, including the coordination and administration of all titling and retitling activities with respect to the applicable Vehicles and any applicable lien applications, releases, etc.;
(f)          assist in the delivery of the Vehicle(s) to the applicable Lessee/Borrower in connection with each Lease Transaction (including providing transportation and lodging to owner/operators in connection with the pick-up and delivery of Vehicle(s), consistent with Quality’s historical practices);
(g)          not agree to any material amendments, waivers or modifications of the Lease Documents or Material Terms of the Lease Plan, without the prior written consent of 19th Capital. A material amendment, waiver or modification includes, without limitation, any amendment, waiver or modification that would (i) change the amount, due date, interest rate or rental rate or prepayment fee, (ii) waive any provision of a Lease Transaction (including any change in any time period) prohibiting prepayment in whole or in part, or reduce the outstanding principal amount or imputed principal balance, (iii) release, or agree to the substitution or exchange of any collateral for, any portion of the Lease Transaction or release the liability of any person or entity liable for any payment on any Lease Transaction, (iv) release any Lessee/Borrower from any of its obligations to make any payment with respect to any Lease Transaction, or (v) in any way extend or otherwise restructure the payment terms or any other term or condition of any Lease Document;
(h)          not unreasonably impair the rights or breach the quiet enjoyment of any Lessee/Borrower under the Lease Documents;
(i)          not create any lien, security interest or other encumbrance against any Vehicle or Lease Document except as may be explicitly permitted by 19th Capital in writing;
(j)          comply with its credit and collection policies with respect to the Lease Transactions, which policies shall be commercially reasonable, agreed to by 19th Capital, including updates from time to time, and in compliance in all material respects with applicable laws and consistent with customary policies of similar companies in the equipment finance and leasing industries;
(k)          pursue the interests of 19th Capital in the same manner it would pursue its own interests in the exercise of any remedies available under the Lease Documents, without discrimination; and
(l)          promptly provide to 19th Capital copies of any notices and material information received by Quality in connection with any Lease Transaction or Vehicle.
Section 3.2          Maintenance Services. During the term of this Agreement, 19th Capital will be responsible for ensuring the proper maintenance of Vehicles and for all costs and expenses relating thereto, with the method of carrying out such responsibility to be covered in the Business Plan. It is agreed that 19th Capital may engage Quality to manage the oversight of maintenance services on commercially reasonable and mutually agreed terms, to the extent approved by the 19th Capital Board of Managers or contained in the Business Plan so approved.
Section 3.3          Remarketing and Sale Services. During the term of this Agreement, Quality shall be responsible for coordinating the remarketing and eventual sale of the Vehicles through the performance of the following services according to Quality’s commercially reasonable business judgment:
(a)          In the event of a default under or termination of a Lease Transaction, Quality shall promptly notify 19th Capital of such event and Quality’s proposed course of conduct with respect to such Lease Transaction and the related Vehicle(s).  At the request of 19th Capital, Quality shall provide all relevant information with respect to such Lease Transaction and the related Vehicle(s), including Quality’s calculations of the current fair market value and the current Net Book Value (as hereinafter defined) of the applicable Vehicle(s).  Following consultation with Quality, 19th Capital may instruct Quality in writing to (i) sell the applicable Vehicle(s), (ii) remarket and re-lease the applicable Vehicle(s), or (iii) take such other action as 19th Capital may reasonably direct. For purposes of this Agreement, the “Net Book Value” of a Vehicle shall be the amount carried in the books and records of 19th Capital.
(b)          If 19th Capital determines that the applicable Vehicle(s) should be remarketed and re-leased, Quality shall use commercially reasonable efforts on a basis no less favorable than used for other customers of Quality to remarket such Vehicle(s) and obtain a new Lessee/Borrower to enter into a Lease Transaction for the applicable Vehicle(s) on the terms set forth in this Agreement. When a new Lessee/Borrower is found with respect to a remarketed Vehicle, the Lessee/Borrower shall enter into a new Lease Transaction with 19th Capital, as lessor or lender thereunder, and Quality shall deliver all original Lease Documents evidencing said new Lease Transaction to 19th Capital.
(c)          If 19th Capital determines that the applicable Vehicle(s) should be sold or otherwise disposed of, then Quality shall cause such Vehicle(s) to be sold or otherwise disposed of on terms and conditions reasonably satisfactory to 19th Capital. If the Vehicle is sold, the proceeds from the sale of the Vehicle less any and all unreimbursed out-of-pocket costs and expenses incurred by Quality not to exceed any limitation contained in the Business Plan without

19th Capital’s prior written consent to prepare such Vehicle for sale shall be distributed to 19th Capital within two business days following Quality’s receipt of such proceeds.
Section 3.4          Reporting Requirements. During the term of this Agreement, Quality shall provide to 19th Capital the following reports each month, by the 10th business day following the end of the preceding month (each to be in form and substance reasonably acceptable to 19th Capital):
(a)          a report showing, by Lease Transaction, the actual cash collected during the month from applicable Lessee/Borrower;
(b)          a delinquency report sorted by Lessee/Borrower;
(c)          a report showing all gains and losses on sales of Vehicles for the previous month;
(d)          a data file in electronic form reflecting all gross balances due for each Lease Transaction;
(e)          an inactive report which reflects the Vehicles which are not subject to a Lease Transaction at the end of each month;
(f)          a maintenance report showing expenses related to repairs and other maintenance performed by Quality or any other party in such month and year to date; the report shall also show any out-of-warranty and in-warranty repairs and any warranty remaining;
(g)          a re-seating report showing all Vehicles that were re-seated during such month, and all costs and expenses related to such re-seating activities; and
(h)          such other reports as may be reasonably requested by 19th Capital from time to time.
Section 3.5          Books and Records; Access; Etc.
(a)          Quality, at Quality’s expense, shall provide access to and furnish 19th Capital with records of collections and remittances in respect of the Lease Transactions to enable 19th Capital to keep its books and records in accordance with United States generally accepted accounting principles.  The books of account and all other records relating to the Lease Transactions (including files, correspondence, bank statements, accounting books and records, electronic data, insurance policies, lease documents, credit records, contact information, payment histories, collection data and other documents and agreements related to Quality’s services under this Agreement and/or the Lease Transactions contemplated hereby) (collectively, the “Business Records and Information”) shall be the property of 19th Capital at all times.  Upon any termination of this Agreement for any reason, Quality shall promptly turn over all of such Business Records and Information, in the form in which Quality possesses such Business Records and Information, to 19th Capital, provided that nothing herein shall require Quality to destroy, transfer, delete or modify any backup tapes or other media made pursuant to backup or archival processes in the ordinary course of business, nor prohibit Quality from keeping an archival copy of Business Records and Information for regulatory, legal and compliance purposes in accordance with its document retention policies designed to achieve compliance with applicable law and regulation.
(b)          19th Capital shall have the right at all times during normal business hours, and on reasonable advance notice to Quality, to audit, examine, and make copies of or extracts from all business records, books, bank accounts, electronically or otherwise, maintained by Quality with respect to the Lease Transactions and any other matters contemplated by this Agreement, and such right may be exercised through any employee, representative, or agent of 19th Capital, including any designee of Element approved by 19th Capital.  19th Capital and all of its duly authorized employees, agents and representatives shall have authority to communicate with the senior management, employees, accountants and other agents of Quality regarding the Lease Transactions and the services provided by Quality under this Agreement.
Section 3.6          Other Covenants and Agreements.  In connection with its services hereunder, Quality shall:
(a)          comply with all laws, rules and regulations applicable to Quality and or the services to be provided by Quality under this Agreement;
(b)          preserve its existence as a limited liability company, duly organized, validly existing and in good standing, under the laws of its state of formation; and
(c)          provide to 19th Capital (i) copies of its audited yearly financial statements within ninety (90) days after the end of each fiscal year, (ii) copies of its internally prepared quarterly financial statements within forty-five (45) days after the end of each fiscal quarter, (iii) copies of its internally prepared monthly financial statements within thirty (30) days after the end of each month, and (iv) such other financial statements and reports as may be reasonably requested by 19th Capital from time to time, including any information or reports that may be required by 19th Capital’s lenders or other financing sources.
ARTICLE IV
COSTS AND EXPENSES TO BE PAID BY 19TH CAPITAL
Section 4.1          During the term of this Agreement, 19th Capital shall pay and/or reimburse Quality, not later than the 15th day of each month (or, if the 15th day is not a business day, the next business day), for all reasonable and documented out-of-pocket expenses incurred by Quality in connection with (a) the repair and maintenance of the Vehicles, which are not otherwise covered by warranty or paid by the applicable Lessee/Borrower, (b) the repossession, recovery and relocation expenses of the Vehicles, (c) the refurbishment and re-seating of any Vehicle, (d) the costs relating to Quality’s LeaseWave software, (e) any other direct costs relating to the Vehicles and (f) the performance of obligations, covenants, liabilities, warranties or duties under this Agreement.  Within 30 days of the date of this Agreement, 19th Capital shall reimburse Quality in the amount of $218,425 for costs relating to the LeaseWave software that were incurred by Quality on behalf of 19th Capital before the date of this Agreement. Notwithstanding the foregoing, Quality shall obtain the prior approval of 19th Capital prior to incurring any such costs or expenses in excess of the amount set forth in the Business Plan per Vehicle per occurrence.
ARTICLE V
SERVICE FEES, ETC.
Section 5.1          Service Fees.  As compensation for Quality’s services under this Agreement (including, without limitation, services related to the servicing, remarketing, and re-leasing of Vehicles), 19th Capital shall pay to Quality, (a) for the first twelve (12) months following the date of this Agreement, not later than the 15th day of each such month (or, if the 15th day is not a business day, the next business day), a monthly service fee equal to $150 for each Fleet Vehicle and for each Independent Operator or PC Managed Fleet Vehicle per Vehicle per month, with such amount being due for any Vehicle that is owned, leased, or used in the business of 19th Capital in any such month, without proration for any partial month; and (b) after the first twelve (12) months following the date of this Agreement, such amount and at such time, as determined by the board of managers of the 19th Capital (it being understood that the board of managers of the 19th Capital shall, at least semi-annually, review and make appropriate adjustment of the service fee, taking into consideration the time and efforts spent by Quality with respect to each Vehicle).
ARTICLE VI
TERM AND TERMINATION;
Section 6.1          Term.  The term of this Agreement shall commence on the date hereof and continue until terminated in accordance with this Agreement.
Section 6.2          Termination.  This Agreement may be terminated only upon 90 days’ written notice after the approval by the Managers (as defined in the limited liability company agreement of 19th Capital) of 19th Capital who were appointed by Element Transportation LLC (“Element”).
(a)          upon mutual agreement of the parties hereto;
(b)          by either party if the other party enters into or is placed in bankruptcy or receivership, becomes insolvent, or makes as assignment for the benefit of its creditors; or
(c)          by either party on ninety (90) days prior written notice.
Section 6.3          Effects of Termination.
(a)          In the event of any termination of this Agreement in accordance with the terms hereof, the parties hereto shall (except as may otherwise be expressly provided herein) be relieved of any obligations hereunder accruing on or after such termination; provided, however, that (i) the indemnity obligations described in Section 8.1 hereof accruing before, on or after such termination and (ii) all obligations with respect to compensation and expenses due to or from the parties for periods up to the date of termination, shall survive any such termination; and any breaching party shall continue to remain liable for any damages resulting from such party’s breach.

(b)          Upon the termination of this Agreement, Quality shall:
(i)          promptly make available to 19th Capital any and all properties and assets of 19th Capital within the possession of Quality, including all Business Records and Information, but excluding the Vehicles of the Lessees/Borrowers, and it will apprise 19th Capital of the last known location of any inactive Vehicles;
(ii)         remit to 19th Capital the balance (if any) of any funds of 19th Capital held by Quality; and
(iii)        at 19th Capital’s expense, do all other acts and execute and deliver all documents reasonably requested by 19th Capital in connection with the termination of this Agreement, and otherwise use commercially reasonable efforts to cooperate with 19th Capital and any successor servicer to facilitate the orderly transition and continuation of the Lease Transactions and the servicing thereof.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
Section 7.1          Representations and Warranties of Quality.  Quality hereby makes the following representations, warranties and covenants to 19th Capital:
(a)          Quality is an Indiana limited liability company, duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly licensed and qualified to engage in its regular course of business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualifications.
(b)          Quality has full power and authority to enter into this Agreement and to take any action and execute any documents required by the terms hereof and thereof.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited liability company proceedings of Quality. Assuming the due authorization and execution of this Agreement by 19th Capital, this Agreement constitutes the legal, valid and binding obligations of Quality, enforceable against Quality in accordance with the terms hereof.
(c)          No consent, approval, authorization, order, registration or qualification of, or with, any person, or of, or with, any court or regulatory authority or other governmental body (collectively, “Governmental Authorities”) having jurisdiction over Quality, the absence of which would adversely affect the legal and valid execution, delivery and performance by Quality of this Agreement or the documents and instruments contemplated hereby or thereby, or the taking by Quality of any actions contemplated herein or therein, is required.  Notwithstanding the foregoing, Quality shall be solely responsible for the procurement, to the extent necessary, of all approvals and consents with respect to Quality in connection with the transactions contemplated herein from Governmental Authorities and shall bear all responsibility and/or liability resulting from any failure to procure any said approvals and/or consent.

(d)          Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement by Quality, conflicts with or results in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including, without limitation, any judgment, order, injunction, decree or ruling of any court or governmental authority, or any federal, state, local or other law, statute, rule or regulation) or any material covenant or agreement or instrument to which Quality is now a party, or by which Quality or any of Quality’s property is bound, nor does such execution, delivery, consummation or compliance violate or result in the violation of the certificate of formation, limited liability company agreement or any other organizational document or agreement of Quality.
(e)          No action, arbitration, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) is pending or, to the knowledge of Quality, threatened against Quality challenging the lawfulness of the transactions contemplated herein and/or seeking to prevent or delay the transactions contemplated herein.
(f)          No person acting on behalf of Quality is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, for the transactions hereunder.
Section 7.2          Representations and Warranties of 19th Capital.  19th Capital hereby represents and warrants to Quality as follows:
(a)          19th Capital is a Delaware limited liability company in good standing in the State of Delaware and is duly licensed and qualified to engage in the regular course of business in each jurisdiction in which the character of its properties or the nature of its activities requires such qualification.
(b)          19th Capital has full power and authority to enter into this Agreement and to take any action and execute any documents required by the terms hereof and thereof.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited liability company proceedings of 19th Capital. Assuming the due authorization and execution of this Agreement by Quality, this Agreement constitutes the legal, valid and binding obligations of 19th Capital, enforceable against 19th Capital in accordance with the terms hereof and thereof.
(c)          No consent, approval, authorization, order, registration or qualification of, or with, any person, or of, or with, any Governmental Authorities having jurisdiction over 19th Capital, the absence of which would adversely affect the legal and valid execution, delivery and performance by 19th Capital of this Agreement or the documents and instruments contemplated hereby or thereby, or the taking by 19th Capital of any actions contemplated herein or therein, is required.  Notwithstanding the foregoing, 19th Capital shall be solely responsible for the procurement, to the extent necessary, of all approvals and consents with respect to 19th Capital in connection with the transactions contemplated herein from Governmental Authorities and shall bear all responsibility and/or liability resulting from any failure to procure any said approvals and/or consent.

(d)          Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement by 19th Capital, conflicts with or results in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including, without limitation, any judgment, order, injunction, decree or ruling of any court or governmental authority, or any federal, state, local or other law, statute, rule or regulation) or any material covenant or agreement or instrument to which 19th Capital is now a party, or by which 19th Capital or any of 19th Capital’s property is bound, nor does such execution, delivery, consummation or compliance violate or result in the violation of the certificate of formation, limited liability company agreement or any other organizational document or agreement of 19th Capital.
(e)          No action, arbitration, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) is pending or, to the knowledge of 19th Capital, threatened against 19th Capital challenging the lawfulness of the transactions contemplated herein and/or seeking to prevent or delay the transactions contemplated herein.
(f)          No person acting on behalf of 19th Capital is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, for the transactions hereunder.
ARTICLE VIII
INDEMNIFICATION OBLIGATIONS.
Section 8.1          General Indemnification.  Each party hereto (the “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless the other party (the “Indemnified Party”), its successors and assigns, from and against any and all suits, claims, liabilities, counterclaims, actions, damages, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees, expenses and court costs) of any kind which the Indemnified Party shall suffer as a result of or arising out of (a) any material breach by the Indemnifying Party of any warranty, representation, covenant or agreement contained in this Agreement, any other document executed by the parties in connection herewith, or contained in any Lease Document, (b) any material misrepresentation in, or omission from, any statement, certificate, exhibit, schedule or other agreement, instrument or document prepared and delivered or to be delivered by the Indemnifying Party pursuant to this Agreement, (c) any gross negligence or intentional misconduct of the Indemnifying Party or of any agent or employee of the Indemnifying Party in respect of the performance of its obligations under this Agreement.  In no event will the Indemnifying Party’s duty to indemnify apply to the extent that any claims are attributable to the Indemnified Party’s own gross negligence or intentional misconduct or breach of any Lease Document by any Lessee/Borrower.
Section 8.2          Survival.  The obligations under this Article VIII shall survive the execution of this Agreement and the consummation of the transactions contemplated hereunder.

ARTICLE IX
MISCELLANEOUS
Section 9.1          Further Assurances.  Each party shall, and hereby agrees to, execute and deliver such further documents and instruments and will take such other actions as the other party may reasonably request in order to effectuate the purposes and terms of this Agreement.
Section 9.2          Independent Contractor.  Nothing herein shall create any association, partnership, joint venture or the relation of principal and agent between the parties hereto, it being understood that each party is acting as an independent contractor, and neither party shall have the authority to bind the other or the other's representatives in any way, except as expressly set forth herein.
Section 9.3          Successor and Assigns.  19th Capital shall have the absolute right, without requiring Quality’s consent, to assign all or any of its rights or delegate all or any of its duties hereunder.  Without limiting the foregoing, Quality agrees and acknowledges that (i) 19th Capital has established 19th Capital Titling Limited (the “19th Trust”) for the purpose of holding title to certain Vehicles and entering into Lease Transactions with respect to such Vehicles, (ii) the 19th Trust shall be a direct beneficiary of 19th Capital’s rights and interests under this Agreement with respect to any such Vehicles and Lease Documents held by the 19th Trust, and (iii) 19th Capital may assign any and all of its rights and obligations under this Agreement to the 19th Trust (or any other trust or entity established by 19th Capital to hold any Leases Documents and/or titles to Vehicles subject thereto), and/or to one or more parties providing financing for the Vehicles and/or Lease Transactions. Without limiting the foregoing, Quality further agrees and acknowledges that (i) Element Transportation Asset Trust, a Delaware statutory trust and an affiliate of Element (the “Element Trust”) holds the title to certain Vehicles as of the date of this Agreement, (ii) the Element Trust shall be a direct beneficiary of Element’s rights and interests under this Agreement with respect to any such Vehicles and Lease Documents held by the Element Trust, and (iii) Element may assign any and all of its rights and obligations under this Agreement to (A) the Element Trust (or any other trust or entity wholly owned by Element and established by Element to hold any Leases Documents and/or titles to Vehicles subject thereto), provided that Element shall remain responsible for all duties so delegated and no such assignment or delegation by Element shall relieve Element of any of its obligations or liabilities hereunder and/or (B) one or more entities providing financing for such Vehicles and/or Lease Transactions, with the prior written consent of 19th Capital, which consent shall not be unreasonably withheld or delayed, provided that Element shall remain responsible for all duties so delegated and no such assignment or delegation by Element shall relieve Element of any of its obligations or liabilities hereunder. Quality may not assign all or any of its rights or delegate all or any of its duties hereunder and thereunder without the prior written consent of 19th Capital (except that Quality may assign any or all of its rights or responsibilities it has in this agreement to a subsidiary or controlled Affiliate of Quality without 19th Capital’s prior written consent), which consent shall not be unreasonably withheld or delayed, provided that Quality shall remain responsible for all duties so delegated and no such assignment or delegation by Quality shall relieve Quality of any of its obligations or liabilities hereunder.
Section 9.4          Payments In Immediately Available Funds; Right to Setoff.  Each payment to be made hereunder shall be made on the required payment date in lawful money of the United States and in immediately available funds. In addition to any other rights hereunder or otherwise, (a) to the extent Quality fails to make timely payment of any amounts owed to 19th Capital pursuant to this Agreement (“Quality Late Payments”), 19th Capital shall be entitled to set off the amount of Quality Late Payments against any amounts 19th Capital would otherwise be required to pay to Quality pursuant to this Agreement and (b) to the extent 19th Capital fails to make timely payment of any amounts owed to Quality pursuant to this Agreement (“19th Capital Late Payments”), Quality shall be entitled to set off the amount of 19th Capital Late Payments against any amounts otherwise required to be paid to 19th Capital pursuant to this Agreement. In the case of any such setoff, Quality’s or 19th Capital’s obligation, as applicable, to make such Quality Late Payments or 19th Capital Late Payments (or any portion thereof), as applicable, shall be deemed satisfied and discharged to the extent of such setoff.
Section 9.5          Rights Cumulative.  All rights, remedies and powers granted to 19th Capital hereunder, under any Lease Document and under any other agreement executed by the parties in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereunder and thereunder, or in or by any other instrument, or available in law or equity.
Section 9.6          Waivers.  No failure or delay on the part of 19th Capital or Quality in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.
Section 9.7          Notices.  Any notice to be given hereunder shall be given in writing and shall be deemed given: (a) when received if given in person, (b) on the date of transmission (upon confirmation of receipt) if sent by electronic mail or facsimile, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, and (d) if sent by an nationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery).  All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):
If to Quality:                                         Quality Companies LLC
9702 East 30th Street
Indianapolis, IN 46229
Attn: Danny Williams, COO
Email: dwilliams@celadontrucking.com

If to 19th Capital:                                   19th Capital Group, LLC
9702 East 30th Street
Indianapolis, IN 46229
Attn: Harry Dugan, President
Email: hdugan@19thcapital.com

with copies to:

Element Transportation LLC
 c/o Element Fleet Management Corp.
161 Bay Street, 36th Floor
Toronto, Ontario M5J 2S1
Canada
Attention: General Counsel
E-mail: pdanielson@elementcorp.com

Simpson Thacher & Bartlett LLP
 425 Lexington Avenue
New York, NY 10017
 Attention: Patrick J. Naughton
E-mail: pnaughton@stblaw.com

Scudder Law Firm, P.C., L.L.O.
411 S. 13th Street, Suite 200
Lincoln, NE 68508
Attention: Mark A. Scudder
E-mail: mscudder@scudderlaw.com

Section 9.8          Merger and Integration; Amendments, Etc.  This Agreement and the other agreements executed by the parties in connection herewith set forth the entire understanding of the parties relating to the subject matter hereof and thereof, and all other and/or prior understandings, written or oral, are hereby superseded, unless referenced and/or incorporated herein, provided that notwithstanding the foregoing, the agreements listed on Schedule 9.8 shall remain in full force and effect.  This Agreement may not be modified, amended, waived, or terminated, except in accordance with its express terms and in writing executed by 19th Capital and Quality, or by supplement hereto as agreed to by the parties.
Section 9.9          Headings and Cross-References.  The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References to any Section are to such Section of this Agreement.
Section 9.10        Governing Law.  This Agreement shall be governed by the internal substantive laws of the State of Delaware, without regard to principles of conflicts of law or choice of law.
Section 9.11        Counterparts.  This Agreement may be signed in one or more counterparts (and by different parties on separate counterparts), each of which shall be an original and all of which shall be taken together as one and the same agreement. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or electronic mail is to be treated as an original document.  The signature of any party on such document, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, any facsimile or electronically transmitted document shall be re‑executed in original form by the parties who executed the facsimile or electronically transmitted document.

Section 9.12          Severability.  If any provision hereof, or the application of such provision to any person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby.
Section 9.13          Survival of Duties, Warranties and Representations.  Each party hereto covenants that its respective duties, warranties and representations set forth in this Agreement and in any document delivered or to be delivered in connection herewith or therewith, shall survive the execution of this Agreement.
Section 9.14          Jurisdiction, Forum Selection Venue; Jury Trial Waivers.  19TH CAPITAL AND QUALITY (a) AGREE TO SUBMIT FOR THEMSELVES, IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY SCHEDULE OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF OR THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR IF SUCH JURISDICTION IS DECLINED BY THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE FEDERAL COURTS OF THE STATE OF DELAWARE, AND APPELLATE COURTS FROM ANY THEREOF, (b) CONSENT THAT ANY ACTION OR PROCEEDING SHALL BE BROUGHT IN SUCH COURTS, AND WAIVE ANY OBJECTION THAT EACH MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT, (c) AGREE THAT SERVICE OF PROCESS OF ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE APPROPRIATE PARTY AT ITS ADDRESS AS SET FORTH HEREIN, AND SERVICE MADE SHALL BE DEEMED TO BE COMPLETED UPON RECEIPT, AND (d) AGREE THAT NOTHING HEREIN OR IN ANY EXHIBIT OR SCHEDULE SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  19TH CAPITAL AND QUALITY EACH HEREBY UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY SCHEDULE AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN 19TH CAPITAL AND QUALITY.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Service Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

QUALITY:

QUALITY COMPANIES, LLC

By:	/s/ Leslie Tarble
Name: Leslie Tarble
Title: CFO

19th CAPITAL:

19TH CAPITAL GROUP, LLC

By:	/s/ Harry Dugan
Name: Harry Dugan
Title: President

[Signature Page to the Service Agreement]

Schedule 9.8

Existing Agreements

1.	Fleet Program Agreement, dated September 28, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

2.	Service Agreement, dated September 28, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales, as amended by that First Amendment to Service Agreement, dated March 30, 2016, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

3.	Reserve Account Agreement, dated September 28, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

4.	Supplement to Reserve Account Agreement, dated September 28, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

5.	Program Agreement, dated September 28, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

6.	Portfolio Purchase and Sale Agreement, dated September 28, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

7.	Portfolio Purchase and Sale Agreement, dated October 27, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

8.	Portfolio Purchase and Sale Agreement, dated June 8, 2016, by and among 19th Capital Group, LLC, Quality Companies, LLC, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

9.	Portfolio Purchase and Sale Agreement, dated October 20, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

10.	Portfolio Purchase and Sale Agreement, dated December 30, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

11.	Portfolio Purchase and Sale Agreement, dated October 29, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, formerly dba Quality Equipment Sales, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

12.	Portfolio Purchase and Sale Agreement, dated December 23, 2015, by and among 19th Capital Group, LLC, Quality Companies, LLC, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

13.	Servicing Agreement, dated November 16, 2015, by and between 19th Capital Titling Limited and 19th Capital Group, LLC.

14.	2016-A SUBI Sale Agreement, dated June 8, 2016, by and between 19th Capital Group, LLC and 19th Capital SPE I, LLC.

15.	2016-A SUBI Servicing Agreement, dated June 8, 2016, by and among 19th Capital Titling Limited, 19th Capital SPE I, LLC, Quality Companies, LLC, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

16.	Portfolio Purchase and Sale Agreement, dated September 30, 2016, by and among 19th Capital Group, LLC, Quality Companies, LLC, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.

17.	2016-B SUBI Sale Agreement, dated September 30, 2016, by and between 19th Capital Group, LLC and 19th Capital SPE II, LLC.

18.	2016-B SUBI Servicing Agreement, dated September 30, 2016, by and among 19th Capital Titling Limited, 19th Capital SPE II, LLC, Quality Companies, LLC, and Quality Equipment Leasing, LLC, dba Quality Equipment Sales.
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